Exhibit 10.2

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made effective as of May 31, 2022 (“Effective Date”) by and between Electromed, Inc., a Minnesota corporation (the “Corporation”) and Michelle Wirtz an individual residing in Minnesota (“Employee”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, the Corporation and Employee are parties to that certain Employment Agreement made and entered into effective as of March 3, 2022 (the “Agreement”); and

WHEREAS, the Corporation and Employee desire to amend the Agreement, to address certain changes to Employee’s title, duties, compensation, and benefits; and

WHEREAS, the Corporation and Employee desire to amend the provisions of the Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the foregoing recitals, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and Employee agree as follows:

AGREEMENT

In consideration of the above recitals and the mutual promises set forth in this Amendment, the Parties agree as follows:

1.	Effective as of June 1, 2022, Section 1.1 of the Agreement is deleted in its entirety and replaced with the following language:

1.1      Title and Duties. Effective as of June 1, 2022, the Corporation will employ Employee as its Interim Chief Financial Officer or such other title as may be assigned to Employee by the Corporation’s President and Chief Executive Officer or their designee from time to time, pursuant to the terms and conditions set forth in this Agreement. If Employee performs satisfactorily as the Corporation’s Interim Chief Financial Officer, then the Corporation may in the future appoint Employee as the Corporation’s Chief Financial Officer, but Employee also acknowledges and agrees that the Corporation may in the future appoint Employee as its Controller or such other title as may be assigned to Employee by the Corporation’s President and Chief Executive Officer or their designee from time to time. Employee will perform such duties and responsibilities for the Corporation as the Corporation’s President and Chief Executive Officer or their designee may assign to Employee from time to time consistent with Employee’s then-current position. Employee shall serve the Corporation faithfully and to the best of Employee’s ability and shall at all times act in accordance with the law. Employee shall devote Employee’s full working time, attention, and efforts to performing Employee’s duties and responsibilities under this Agreement and advancing the Corporation’s business interests. Employee shall follow applicable policies and procedures adopted by the Corporation from time to time, including without limitation the Corporation’s Confidentiality Policy and other Corporation policies, including those relating to business ethics, conflict of interest and non-discrimination. Employee shall not, without the prior written consent of the Corporation’s Board of Directors (the “Board”) accept other employment or engage in other business activities during Employee’s employment with the Corporation that may prevent Employee from fulfilling the duties or responsibilities as set forth in or contemplated by this Agreement.

2.	Effective as of June 1, 2022, Section 4.1 of the Agreement is deleted in its entirety and replaced with the following language:

4.1.      Base Salary. As of June 1, 2022, the Corporation agrees to pay Employee an annualized base salary of $220,000 (the “Base Salary”) for full-time employment, less all legally required and authorized deductions and withholdings, which Base Salary will be earned by Employee on a pro rata basis as Employee performs services and which shall be paid according to the Corporation’s normal payroll practices. Employee shall be eligible for a merit-based increase of the Base Salary payable under this Section 4.1 on or about July 1, 2023 and on or about July 1 of each year during the Term thereafter, with any adjustment to Employee’s Base Salary subject to approval by the Corporation’s President and Chief Executive Officer.

3.	Effective as of June 1, 2022, Section 4.2 of the Agreement is deleted in its entirety and replaced with the following language:

4.2      Annual Incentive Compensation. For each of the Corporation’s fiscal years during the Term, Employee will be eligible to earn an annualized cash bonus as determined by the Corporation’s President and Chief Executive Officer in their discretion and subject to the terms of any written document addressing such annual cash bonus as the Corporation’s President and Chief Executive Officer may adopt in Employee’s sole discretion. For the Corporation’s 2023 fiscal year, Employee’s target annualized cash bonus under this Section 4.2 will be thirty percent (30%) of Employee’s annualized Base Salary for the Corporation’s 2023 fiscal year, subject to the terms and conditions identified in the Corporation’s Fiscal Year 2023 Management Bonus Plan. Future annual cash bonus opportunities will be determined by Corporation’s President and Chief Executive Officer in their discretion. Unless specified otherwise a written annual cash bonus document applicable to Employee, Employee must be employed on the date any annual cash bonus is paid in order to earn such bonus.

4.	Effective as of June 1, 2022, Section 4.6 of the Agreement is deleted in its entirety and replaced with the following language:

4.6      Other Benefits: During the Term, the Corporation shall provide a corporate credit card for approved business expenses and shall otherwise reimburse the Employee for, or pay directly, all reasonable business expenses incurred by the Employee in the performance of Employee’s duties under this Agreement, provided that the Employee incurs and accounts for such expenses in accordance with all Corporation policies and directives in effect from time to time. Additionally, as of June 1, 2022 and continuing thereafter during the Term, the Corporation shall provide Employee an automobile allowance of up to an aggregate amount of $600.00 per month.

5.	Employee understands and voluntarily consents to each of the changes to the Agreement as included in this Amendment.

6.	All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. Other than as expressly amended in this Amendment, the Agreement shall continue in full force and effect, as so amended by this Amendment.

[signature page follows]

THIS AMENDMENT was voluntarily and knowingly executed by the Parties effective as of the Effective Date first set forth above.

ELECTROMED, INC.

Date: 6/1/2022

By: Kathleen S. Skarvan

Its: President and Chief Executive Officer

EMPLOYEE:

Date: 6 /1/2022

Michelle Wirtz

Its: Corporate Controller